Exhibit 99.1

Record Breaking Collection of Over 100,000 Pounds of Electronic Devices at Verizon Wireless Recycling Rally Managed By AnythingIT

Fair Lawn, NJ, March 16, 2012 AnythingIT Inc., (OTCBB: ANYI), a leading information technology electronics recycler and E-Waste handler serving both government and commercial markets, in conjunction with Verizon Wireless (Symbol: VZ) collected over 100,000 lbs of electronics at the “Verizon Wireless Recycling Rally” held on March 8th.  Partnering together, AnythingIT and Verizon broke their previous records for e-waste collections. The event had workers accepting thousands of used electronic devices with some to be re-purposed to benefit Work Vessels for Veterans (www.wvfv.org), a charity that provides tools and skills to returning war veterans of the American Armed Forces getting acclimated back to the civilian workforce. Usable laptops donated at the event will be wiped of data, refurbished, and donated to war veterans who are enrolling in continuing education classes. Several additional collection events are planned throughout the rest of 2012 nationwide.

“This is a great coming together of two businesses with a strong partnership to benefit an excellent charity serving our nation's military veterans,” says David Bernstein, CEO of AnythingIT.  AnythingIT, an R2 & ISO 14001 certified e-waste recycler has over 20 year’s expertise in this type of re-use for government agencies and Fortune 1000 companies.

About AnythingIT
AnythingIT is a leading information technology end of life recycler and E-Waste handler serving both government and commercial markets.  Services provided by the company include: data scrubbing, shredding, inventory management, repair and remarketing of equipment and recycling of parts and materials.  AnythingIT has been operating for 20 years and is a GSA Schedule Holder who has achieved R2 and ISO 14001 certification.

About Verizon Wireless
Headquartered in Basking Ridge, N.J., Verizon Wireless is a joint venture of Verizon Communications (NYSE, NASDAQ:VZ) and Vodafone (NASDAQ and LSE: VOD). A leader in wireless voice and data services

Safe Harbor Statement

This press release contains forward-looking statements that can be identified by terminology such as "believes," "expects," "potential," "plans," "suggests," "may," "should," "could," "intends," or similar expressions. Many forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results or implied by such statements. These factors include, but are not limited to, fluctuations in inventory valuation and risk of declining prices of new computer equipment, dependence on sales to the Federal government or prime contractors for the Federal government, its ability to effectively compete, the possible need to raise additional capital, a limited public market for its common stock, among other risks. AnythingIT Inc.’s future results may also be impacted by other risk factors listed from time to time in its SEC filings. Many factors are difficult to predict accurately and are generally beyond the company's control. Forward-looking statements speak only as to the date they are made and AnythingIT Inc. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made

For further information, please contact:

David Bernstein
AnythingIT Inc.
201-475-7301
daveb@anythingit.com

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